Filed pursuant to Rule 433(d)

Registration Statement No. 333-131369

AB SVENSK EXPORTKREDIT
(Swedish Export Credit Corporation)

S&P GSCITM Index Linked Notes
Due March 27, 2009
Final Term Sheet

Aggregate Principal Amount:	$10,000,000

Trade Date:	March 13, 2008

Original Issue Date:	March 20, 2008

Maturity Date:

March 27, 2009 (the “Stated Maturity Date”), unless such day is not a Business Day in which case the Stated Maturity Date will be the next following Business Day. If the fifth scheduled Trading Day before the Stated Maturity Date is not the Determination Date, then the Maturity Date will be the fifth Business Day after the Determination Date.

Determination Date:

March 20, 2009 (which we expect will be the fifth scheduled Trading Day prior to the Stated Maturity Date), provided however, that if such day is not a Trading Day or if a market disruption occurs or is continuing on such date, then the Determination Date shall be the next Trading Day on which no market disruption occurs or is continuing; provided, however, that in any event the Determination Date will be no later than March 27, 2009 (or, if such day is not a Business Day, the Business Day immediately following March 27, 2009).

Spread:	Minus 0.27% per annum.

Interest Payment and Interest Reset Dates:	June 20, September 22 and December 22, 2008

Initial Issue Price:	100.00%

Underwriting commission:	0.25%

Proceeds to Issuer:	99.75%

Initial Index Level:	8,809.828

Trigger Level:	7,752.649

CUSIP:	00254EEJ7

The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering.  Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and the offering.  You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov.  Alternatively, you may obtain a copy of the prospectus from Goldman, Sachs & Co. by calling 1-866-471-2526.